Exhibit 99.3
Risks Related to Our Business
Factors beyond our control could cause our quarterly results to fluctuate, which could adversely impact our common stock price.
          We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Many of the factors that could cause our quarterly operating results to fluctuate significantly in the future are beyond our control and include, but are not limited to, the following:
•	Changes in general economic conditions and specific economic conditions in the computer, storage, and networking industries;

•	General decrease in global corporate spending on information technology leading to a decline in demand for our products;

•	A shift in federal government spending patterns;

•	The possible effects of terrorist activity and international conflicts, which could lead to business interruptions and difficulty in forecasting;

•	The level of competition in our target product markets;

•	Our reliance on a limited number of suppliers due to industry consolidation, which could subject us to periodic supply-and-demand, price rigidity, and quality issues with our components;

•	The size, timing, and cancellation of significant orders;

•	Product configuration and mix;

•	The extent to which our customers renew their service and maintenance contracts with us;

•	Market acceptance of new products and product enhancements;

•	Announcements and introductions of, and transitions to, new products by us or our competitors;

•	Deferrals of customer orders in anticipation of new products or product enhancements introduced by us or our competitors;

•	Changes in our pricing in response to competitive pricing actions;

•	Our ability to develop, introduce, and market new products and enhancements in a timely manner;

•	Supply constraints;

•	Technological changes in our target product markets;

•	The levels of expenditure on research and development and sales and marketing programs;

•	Our ability to achieve targeted cost reductions;

•	Excess or inadequate facilities;

•	Disruptions resulting from new systems and processes as we continue to enhance and adapt our system infrastructure to accommodate future growth;

•	Future accounting pronouncements and changes in accounting policies and estimates; and

•	Seasonality; for example, as the size of our business has grown, we have begun to see a seasonal decline in revenues in the first quarter of our fiscal year. Sales to the U.S. government also tend to be stronger during our second fiscal quarter, concurrent with the end of the U.S. federal government’s fiscal year end in September.
          In addition, sales for any future quarter may vary and accordingly be different from what we forecast. We manufacture products based on a combination of specific order requirements and forecasts of our customer demands. Products are typically shipped within one to four weeks following receipt of an order. In certain circumstances, customers may cancel or reschedule orders without penalty. Product sales are also difficult to forecast because the storage and data management market is rapidly evolving, and our sales cycle varies substantially from customer to customer.
          We derive a majority of our revenue in any given quarter from orders booked in the same quarter. Bookings typically follow intraquarter seasonality patterns weighted toward the back end of the quarter. If we do not achieve bookings in the latter part of a quarter consistent with our quarterly financial targets, our financial results will be adversely impacted. If revenues do not meet our expectations, our operating profit may be negatively impacted because portions of our expenses are fixed and difficult to reduce in a short period of time. If our revenues are lower than expected, our fixed expenses could adversely affect our net income and cash flow until revenues increase or until such fixed expenses are reduced to a level commensurate with revenues.
          Due to all of the foregoing factors, it is possible that in one or more quarters our results may fall below our forecasts and the expectations of public market analysts and investors. In such event, the trading price of our common stock would likely decrease.
We cannot assure you that our OEM relationship with IBM will generate significant revenue.
          In April 2005, we announced a strategic partner relationship with IBM. As part of the relationship, we entered into an OEM agreement that enables IBM to sell IBM branded solutions based on NetApp unified solutions, including NearStore and the V-Series systems, as well as associated software offerings. While this agreement is an element of our strategy to expand our reach into more customers and countries, we do not have an exclusive relationship with IBM, and there is no minimum commitment for any given period of time; therefore, we cannot assure you that this relationship will contribute any revenue in future years. In addition, we have no control over the products that IBM selects to sell, or its release schedule and timing of those products; nor do we control its pricing. In the event that sales through IBM increase, we may experience distribution channel conflicts between our direct sales force and IBM or among our channel partners. If we fail to minimize channel conflicts, our operating results and financial condition could be harmed.We cannot assure you that this OEM relationship will generate significant revenue or that this strategic partnership will continue to be in effect for any specific period of time.
If we are unable to maintain our existing relationships and develop new relationships with major strategic partners, our revenue may be impacted negatively.
          An element of our strategy to increase revenue is to strategically partner with major third-party software and hardware vendors that integrate our products into their products and also co-market our products with these vendors. We have significant partner relationships with database, business application, backup management and server virtualization companies, including Microsoft, Oracle, SAP, Symantec and VMware. A number of these strategic partners are industry leaders that offer us expanded access to segments of the storage market. There is intense competition for attractive strategic partners, and even if we can establish relationships with these partners, we cannot assure you that these partnerships will generate significant revenue or that the partnerships will continue to be in effect for any specific period of time.

          We intend to continue to establish and maintain business relationships with technology companies to accelerate the development and marketing of our storage solutions. To the extent that we are unsuccessful in developing new relationships and maintaining our existing relationships, our future revenue and operating results could be impacted negatively. In addition, the loss of a strategic partner could have a material adverse effect on our revenue and earnings.
We cannot assure you that we will be able to maintain existing resellers and attract new resellers and that channel conflicts will not materially adversely affect our channel relationships. In addition, we do not have exclusive relationships with our resellers and accordingly there is a risk that those resellers may give higher priority to products of other suppliers, which could materially adversely affect our operating results.
          We market and sell our storage solutions directly through our worldwide sales force and indirectly through channels such as value-added resellers, systems integrators, distributors, OEMs, and strategic business partners, and we derive a significant portion of our revenue from these indirect channel partners. In the nine-month period ended January 25, 2008, our indirect channels accounted for 62.5% of our consolidated revenues.
          In order for us to maintain our current revenue sources and maintain or increase our revenue, we must effectively manage our relationships with these indirect channel partners. To do so, we must attract and retain a sufficient number of qualified channel partners to successfully market our products. However, because we also sell our products directly to customers through our sales force, on occasion we compete with our indirect channels for sales of our products to our end customers, competition that could result in conflicts with these indirect channel partners and make it harder for us to attract and retain these indirect channel partners. At the same time, our indirect channel partners may offer products that are competitive to ours. In addition, because our reseller partners generally offer products from several different companies, including products of our competitors, these resellers may give higher priority to the marketing, sales, and support of our competitors’ products than ours. If we fail to effectively manage our relationships with these indirect channel partners to minimize channel conflict and continue to evaluate and meet our indirect sales partners’ needs with respect to our products, we will not be able to maintain or increase our revenue, which would have a materially adverse affect on our business, financial condition and results of operations. Additionally, if we do not manage distribution of our products and services and support effectively, or if our resellers’ financial condition or operations weaken, our revenues and gross margins could be adversely affected.
The U.S. government has contributed to our revenue growth and has become an important customer for us. Future revenue from the U.S. government is subject to shifts in government spending patterns. A decrease in government demand for our products, or an adverse outcome in an ongoing investigation by the GSA and the Department of Justice, could materially affect our growth and result in civil penalties and a loss of revenues.
          The U.S. government has become an important customer for the storage market and for us; however, government demand is unpredictable, and there can be no assurance that we will maintain or grow our revenue from the U.S. government. Government agencies are subject to budgetary processes and expenditure constraints that could lead to delays or decreased capital expenditures in IT spending. If the government or individual agencies within the government reduce or shift their capital spending pattern, our financial results may be harmed.
          Selling our products to the U.S. government also subjects us to certain regulatory requirements. We received a subpoena from the Office of Inspector General for the General Services Administration (“GSA”) seeking various records relating to GSA contracting activity by us during the period beginning in 1995 and ending in 2005. The subpoena is part of an investigation being conducted by GSA and the Department of Justice regarding potential violations of the False Claims Act in connection with our GSA contracting activity. The subpoena requested a range of documents including documents relating to our discount practices and compliance with the price reduction clause provisions of its GSA contracts. We are cooperating with the investigation and have produced documents and met with the Department of Justice on several occasions. Violations of the False Claims Act could result in the imposition of a damage remedy which includes treble damages plus civil penalties, and could also result in us being suspended or debarred from future government contracting, any or a combination of which could have a material adverse effect on our results of operations or financial condition.

The market price for our common stock has fluctuated significantly in the past and will likely continue to do so in the future.
          The market price for our common stock has experienced substantial volatility in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include but are not limited to:
•	Fluctuations in our operating results;

•	Variations between our operating results and either the guidance we have furnished to the public or the published expectations of securities analysts;

•	Fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	Changes in analysts’ recommendations or projections;

•	Inquiries by the SEC, NASDAQ, law enforcement, or other regulatory bodies;

•	Economic developments in the storage and data management market as a whole;

•	International conflicts and acts of terrorism;

•	Announcements of new products, applications, or product enhancements by us or our competitors;

•	Changes in our relationships with our suppliers, customers, and channel and strategic partners; and

•	General market conditions.
          In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies. Additionally, certain macroeconomic factors such as changes in interest rates, the market climate for the technology sector and levels of corporate spending on IT could also have an impact on the trading price of our stock. As a result, the market price of our common stock may fluctuate significantly in the future, and any broad market decline, as well as our own operating results, may materially and adversely affect the market price of our common stock.
          Macroeconomic conditions and an IT spending slowdown as well as variations in our expected operating performance may continue to cause volatility in our stock price. We are unable to predict changes in general economic conditions and whether or to what extent global IT spending rates will be affected. Furthermore, if there are future reductions in either domestic or international IT spending rates, or if IT spending rates do not increase, our revenues, operating results, and stock price may continue to be adversely affected.
Our forecasts of our revenues and earnings outlook may be inaccurate and could materially and adversely impact our business or our planned results of operations.
          Our revenues are difficult to forecast. We use a “pipeline” system, a common industry practice, to forecast revenues and trends in our business. Sales personnel monitor the status of potential business and estimate when a customer will make a purchase decision, the dollar amount of the sale and the products or services to be sold. These estimates are aggregated periodically to generate a sales pipeline. Our pipeline estimates may prove to be unreliable either in a particular quarter or over a longer period of time, in part because the “conversion rate” of the pipeline into contracts varies from customer to customer, can be difficult to estimate, and requires management judgment. Small deviations from our forecasted conversion rate may result in inaccurate plans and budgets and materially adversely impact our business or our planned results of operations. In particular, a slowdown in IT spending, weak general economic conditions or evolving technology can reduce the conversion rate in a particular quarter as our customers’ purchasing decisions are delayed, reduced in amount, or cancelled.
          In addition, we apply the provisions of Statement of Position 97-2 and related interpretations to our product sales, both hardware and software, because our software is essential to the performance of our hardware. This requires extensive analysis, even after contracts have been executed, before the timing of revenue recognition can be reliably determined due to both the complexity of the accounting rules regarding revenue recognition and the effect that multiple element arrangements and other terms and conditions can have when these rules are applied. If we are unable to establish fair value for undelivered elements of a customer order, revenue relating to the entire order may be deferred until the revenue recognition criteria for all elements of the customer order are met. This could lower our net revenue in one period and increase it in future periods, resulting in greater variability in net revenue and income both on a period to period basis and on an actual versus forecast basis.
If we are unable to successfully implement our global brand awareness campaign, we may not be able to increase our customer base, market share, or revenue, and our operating results will be adversely affected.
          We believe that building our global brand awareness is a key factor to the long term success of our business and will be crucial in order for us to grow our customer base, increase our market share, and accelerate our revenue growth. In order to increase this awareness, we launched a new branding campaign in March 2008, which includes a new company name, logo, tagline and new corporate messaging. We are also increasing our sales headcount in order to leverage our brand awareness campaign and build demand for our products with both new and existing customers. We are currently incurring, and will continue to incur, significant expenses as a result of these investments. If we are not successful in achieving our desired growth in revenue, customers, demand and market share, whether on the time line we have forecasted or at all, our operating results will be adversely affected.
If we are unable to develop and introduce new products and respond to technological change, if our new products do not achieve market acceptance, if we fail to manage the transition between our new and old products, or if we cannot provide the expected level of service and support for our new products, our operating results could be materially and adversely affected.
          Our future growth depends upon the successful development and introduction of new hardware and software products. Due to the complexity of storage subsystems and storage security appliances and the difficulty in gauging the engineering effort required to produce new products, such products are subject to significant technical risks. In addition, our new products must respond to technological changes and evolving industry standards. If we are unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, or if such products do not achieve market acceptance, our operating results could be materially and adversely affected. Furthermore, new or additional product introductions may also adversely affect our sales of existing products, which could also materially and adversely affect our operating results.
          As new or enhanced products are introduced, we must successfully manage the transition from older products in order to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories, and ensure that enough supplies of new products can be delivered to meet customers’ demands.
          As we enter new or emerging markets, we will likely increase demands on our service and support operations and may be exposed to additional competition. We may not be able to provide products, service and support to effectively compete for these market opportunities. Furthermore, provision of greater levels of services may result in a delay in the timing of revenue recognition due to the provisions of Statement of Position 97-2 and related interpretations.
Our gross margins may vary based on the configuration of our product and service solutions, and such variation may make it more difficult to forecast our earnings.
          We derive a significant portion of our sales from the resale of disk drives as components of our storage systems, and the resale market for hard disk drives is highly competitive and subject to intense pricing pressures. Our sales of disk drives generate lower gross margin than those of our storage systems. As a result, as we sell more highly configured systems with greater disk drive content, overall gross margin may be negatively affected. Our product gross margins have been and may continue to be affected by a variety of other factors, including:
•	Demand for storage and data management products;

•	Pricing actions, rebates, initiatives, discount levels and price competition;

•	Direct versus indirect and OEM sales;

•	Product and add-on software mix;

•	The mix of services as a percentage of revenue;

•	The mix and average selling prices of products;

•	The mix of disk content;

•	New product introductions and enhancements;

•	Excess inventory purchase commitments as a result of changes in demand forecasts and possible product and software defects as we transition our products; and

•	The cost of components, manufacturing labor, quality, warranty and freight.
Changes in service gross margins may result from various factors such as:
•	continued investments in our customer support infrastructure;

•	changes in the mix between technical support services and professional services; and

•	the timing of technical support service contract initiations and renewals.
An increase in competition could materially and adversely affect our operating results.
          The storage markets are intensely competitive and are characterized by rapidly changing technology. In the storage market, our primary and nearline storage system products and our associated storage software portfolio compete primarily with storage system products and data management software from EMC, Hitachi Data Systems, HP, IBM, and Sun Microsystems. We also see Dell, Inc. as a competitor in the storage marketplace, primarily through its business partnership with EMC, which allows Dell to resell EMC storage hardware and software products. We have also historically encountered less-frequent competition from other companies, including LSI Logic. In the secondary storage market, which includes the disk-to-disk backup, compliance, and business continuity segments, our solutions compete primarily against products from EMC and Sun Microsystems. Our NearStore VTL appliances also compete with traditional tape backup solutions in the broader data backup/recovery space. Additionally, a number of small, new companies are currently attempting to enter the storage systems and data management software markets and the near-line and NearStore VTL storage markets, some of which may become significant competitors in the future.
          There has been a trend toward industry consolidation in our markets for several years. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures we face could materially and adversely affect our operating results.
We rely on a limited number of suppliers, and any disruption or termination of our supply arrangements could delay shipment of our products and could materially and adversely affect our operating results.
          We rely on a limited number of suppliers for components such as disk drives, computer boards and microprocessors utilized in the assembly of our products. In recent years, rapid industry consolidation has led to fewer component suppliers, which could subject us to periodic supply constraints and price rigidity. Our reliance on a limited number of suppliers involves several risks, including:
•	A potential inability to obtain an adequate supply of required components;

•	Supplier capacity constraints;

•	Price increases;

•	Timely delivery; and

•	Component quality.
          Component quality risk is particularly significant with respect to our suppliers of disk drives. In order to meet product performance requirements, we must obtain disk drives of extremely high quality and capacity. In addition, there are periodic supply-and-demand issues for disk drives, microprocessors, and semiconductor memory components, which could result in component shortages, selective supply allocations, and increased prices of such components. We cannot assure you that we will be able to obtain our full requirements of such components in the future or that prices of such components will not increase. In addition, problems with respect to yield and quality of such components and timeliness of deliveries could occur. Disruption or termination of the supply of these components could delay shipments of our products and could materially and adversely affect our operating results. Such delays could also damage relationships with current and prospective customers and suppliers.
          In addition, we license certain technology and software from third parties that are incorporated into our products. If we are unable to obtain or license the technology and software on a timely basis or on acceptable terms, we will not be able to deliver products to our customers in a timely manner.
The loss of any contract manufacturers or the failure to accurately forecast demand for our products or successfully manage our relationships with our contract manufacturers could negatively impact our ability to manufacture and sell our products.
          We currently rely on several contract manufacturers to manufacture our products in multiple locations around the world. Our reliance on our third-party contract manufacturers reduces our control over the manufacturing process, exposing us to risks, including reduced control over quality assurance, production costs, and product supply. If we should fail to effectively manage our relationships with our contract manufacturers, or if our contract manufacturers experience delays, disruptions, capacity constraints, or quality control problems in their manufacturing operations, our ability to ship products to our customers could be impaired, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming. If we are required to change contract manufacturers or bring certain manufacturing in-house, we may lose revenue and damage our customer relationships. If we inaccurately forecast demand for our products, we may have excess or inadequate inventory or incur cancellation charges or penalties, which could adversely impact our operating results. As of January 25, 2008, we had no purchase commitments under our agreements with our contract manufacturers.
          We intend to regularly introduce new products and product enhancements, which will require us to rapidly achieve volume production by coordinating with our contract manufacturers and suppliers. We may need to increase our material purchases, contract manufacturing capacity, and quality functions to meet anticipated demand. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or their inability to obtain raw materials suitable for our needs could cause a delay in our ability to fulfill orders.
Our future financial performance depends on growth in the storage and data management markets. If these markets do not continue to grow at the rates we expect and upon which we calculate and forecast our growth, our operating results will be materially and adversely impacted.
          All of our products address the storage and data management markets. Accordingly, our future financial performance will depend in large part on continued growth in the storage and data management markets and on our ability to adapt to emerging standards in these markets. We cannot assure you that the markets for storage and data management will continue to grow or that emerging standards in these markets will not adversely affect the growth of UNIX, Windows and the World Wide Web server markets upon which we depend.

          For example, we provide our open access data retention solutions to customers within the financial services, healthcare, pharmaceutical and government market segments, industries that are subject to various evolving governmental regulations with respect to data access, reliability, and permanence (such as Rule 17(a)(4) of the Securities Exchange Act of 1934, as amended) in the United States and in the other countries in which we operate. If our products do not meet and continue to comply with these evolving governmental regulations in this regard, customers in these market and geographical segments will not purchase our products, and we will not be able to expand our product offerings in these market and geographical segments at the rates for which we have forecast.
We are exposed to fluctuations in the market values of our portfolio investments and in interest rates; impairment of our investments could harm our financial results.
          At January 25, 2008 and April 27, 2007, we had $1,506.0 million and $1,430.7 million in cash, cash equivalents, marketable securities and restricted cash and investments. We invest our cash in a variety of financial instruments, consisting principally of investments in corporate bonds, auction rate securities, money market funds and corporate securities, municipalities and the United States government and its agencies. These investments are subject to general credit, liquidity, market and interest rate risks, which may be exacerbated by unusual events such as the sub-prime mortgage crisis in the United States which has affected various sectors of the financial markets and led to global credit and liquidity issues. If the global credit market continues to deteriorate, our investment portfolio may be impacted and we could determine that some of our investments have experienced an other-than-temporary decline in fair value, requiring an impairment charge which could adversely impact our financial results.
          We account for our investment instruments in accordance with Statement of Financial Accounting Standards No. 115, (“SFAS No. 115”), Accounting for Certain Investments in Debt and Equity Securities. All of the cash equivalents, marketable securities and restricted investments are treated as “available-for-sale” under SFASNo. 115. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate debt securities may have their market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates. Currently, we do not use derivative financial instruments in our investment portfolio. Because we have the ability and intent to hold our available-for sale investments until maturity, no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity. However, we may suffer losses in principal if forced to sell securities that have experienced a decline in market value because of changes in interest rates. Currently, we do not use financial derivatives to hedge our interest rate exposure.
Funds associated with certain of our auction rate securities may not be accessible for in excess of 12 months and our auction rate securities may experience an other than temporary decline in value, which would adversely affect our earnings.
          Auction rate securities or, ARS, held by us are securities with long term nominal maturities which, in accordance with investment policy guidelines, had credit ratings of AAA and Aaa at time of purchase. Interest rates for ARS are reset through a “Dutch auction” each month, which historically has provided a liquid market for these securities.
          Substantially all of our ARS are backed by pools of student loans guaranteed by the U.S. Department of Education, and we believe the credit quality of these securities is high based on this guarantee. However liquidity issues in the global credit markets resulted in the failure of auctions for certain of our ARS investments, with a par value of $76.1 million at April 25, 2008. For each failed auction, the interest rate moves to a maximum rate defined for each security, and the ARS continue to pay interest in accordance with their terms, although the principal associated with the ARS will not be accessible until there is a successful auction or such time as other markets for ARS investments develop.
          We believe that the underlying credit quality of the assets backing our ARS investments have not been impacted by the reduced liquidity of these investments. Based on an analysis of the fair value and marketability of these investments, we recorded a temporary impairment within other accumulated comprehensive income, an element of stockholders’ equity on our balance sheet, of approximately $3.5 million at April 25, 2008. In addition, we have classified substantially all of our auction rate securities that were not liquidated before April 25, 2008 as long-term assets in our consolidated balance sheet as of April 25, 2008 as our ability to liquidate such securities in the next 12 months is uncertain. If liquidity issues in the global credit market continue, or worsen, or if we experience reduced credit quality, extended illiquidity or realize reduced valuations of our ARS investments, we may determine that we have experienced an other-than-temporary decline in fair value in these long-term assets, which could adversely impact our earnings.
Our synthetic leases are off-balance sheet arrangements that could negatively affect our financial condition and results. We are investing substantial resources in new facilities and physical infrastructure, which will increase our fixed costs. Our profitability could be reduced if our business does not grow proportionately to our increase in fixed costs.
          We have various synthetic lease arrangements with BNP Paribas Leasing Corporation (the lessor) for our headquarters office buildings in Sunnyvale, California and a datacenter in Research Triangle Park, North Carolina. These synthetic leases qualify for operating lease accounting treatment under SFAS No. 13, Accounting for Leases (as amended), and are not considered variable interest entities under FIN No. 46R, “Consolidation of Variable Interest Entities (revised)”. Therefore, we do not include the properties or the associated debt on our condensed consolidated balance sheet. However, if circumstances were to change regarding ours or BNP's ownership of the properties, or in BNP's overall portfolio we could be required to consolidate the entity, the leased facilities and the associated debt.
          If we elect not to purchase the properties at the end of the lease term, we have guaranteed a minimum residual value to BNP. Therefore, if the fair value of the properties declines below that guaranteed minimum residual value, our residual value guarantee would require us to pay the difference to BNP, which could have a material adverse effect on our cash flows, results of operations and financial condition.
          We have contractual commitments related to capital expenditures on construction or expansion of our facilities and data center. We may encounter cost overruns or project delays in connection with new facilities. These expansions will increase our fixed costs. If we are unable to grow our business and revenues proportionately to our increase in fixed costs, our profitability will be reduced.
Unfavorable economic and market conditions and global disruptions could adversely affect our operating results.
          Our operating results may be adversely affected by unfavorable global economic and market conditions as well as the uncertain geopolitical environment. Customer demand for our products is intrinsically linked to the strength of the economy. A reduction in demand for storage and data management caused by weakening economic conditions and customer decreases in corporate spending, deferral or delay of IT projects, longer time frames for IT purchasing decisions and generally reduced capital expenditures for IT storage solutions will result in decreased revenues and lower revenue growth rates for us. The network storage market growth declined significantly beginning in the third quarter of fiscal 2001 through fiscal 2003, causing both our revenues and operating results to decline. If the storage and data management markets grow more slowly than anticipated, or if emerging standards other than those adopted by us become increasingly accepted by these markets, our operating results could be materially and adversely affected.
          Turmoil in the geopolitical environment in many parts of the world, including terrorist activities and military actions, may continue to put pressure on global economic conditions. We have no assurance that the consequences from these events will not disrupt our operations in either the U.S. or other regions of the world. Continued increases in energy prices, declining economic conditions and global credit and liquidity issues could also affect our future operating results. If the economic and market conditions in the United States and globally do not improve, or if they deteriorate, we may experience material adverse impacts on our business, operating results, and financial condition.
Risks inherent in our international operations could have a material adverse effect on our operating results.
          We conduct a significant portion of our business outside the United States. A substantial portion of our revenues is derived from sales outside of the U.S. For example, for the nine-month period ended January 25, 2008, 44.8% of our total revenues were from international customers (including U.S. exports). In addition, we have several research and development centers overseas, and a substantial portion of our products are manufactured outside of the U.S. Accordingly, our business and our future operating results could be materially and adversely affected by a variety of factors affecting our international operations, some of which are beyond our control, including regulatory, political, or economic conditions in a specific country or region, trade protection measures and other regulatory requirements, government spending patterns, and acts of terrorism and international conflicts. In addition, we may not be able to maintain or increase international market demand for our products.
          We face exposure to adverse movements in foreign currency exchange rates as a result of our international operations. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows. Our international sales are denominated in U.S. dollars and in foreign currencies. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets. Conversely, lowering our price in local currency may result in lower U.S.-based revenue. A decrease in the value of the U.S. dollar relative to foreign currencies could increase the cost of local operating expenses. Additionally, we have exposures to emerging market currencies, which can have extreme currency volatility.We utilize forward and option contracts to hedge our foreign currency exposure associated with certain assets and liabilities as well as anticipated foreign currency cash flows. All balance sheet hedges are marked to market through earnings every quarter. The time-value component of our cash flow hedges is recorded in earnings while all other gains and losses are marked to market through other comprehensive income until forecasted transactions occur, at which time such realized gains and losses are recognized in earnings. These hedges attempt to reduce, but do not always entirely eliminate, the impact of currency exchange movements. Factors that could have an impact on the effectiveness of our hedging program include the accuracy of forecasts and the volatility of foreign currency markets as well as widening interest rate differentials and the volatility of the foreign exchange market. There can be no assurance that such hedging strategies will be successful and that currency exchange rate fluctuations will not have a material adverse effect on our operating results.
          Additional risks inherent in our international business activities generally include, among others, longer accounts receivable payment cycles and difficulties in managing international operations. Such factors could materially and adversely affect our future international sales and consequently our operating results. Our international operations are subject to other risks, including general import/export restrictions and the potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights than U.S. law.
A significant portion of our cash and cash equivalents balances is held overseas. If we are not able to generate sufficient earnings cash domestically in order to fund our U.S. operations and strategic opportunities and service our debt, we may incur a significant tax liability in order to repatriate the overseas cash balances, or we may need to raise additional capital in the future.
          A portion of our earnings which is generated from our international operations is held and invested by certain of our foreign subsidiaries. These amounts are not freely available for dividend repatriation to the United States without triggering significant adverse tax consequences, which could adversely affect our operating results. As a result, unless the cash generated by our domestic operations is sufficient to fund our domestic operations, our broader corporate initiatives such as stock repurchases, acquisitions, and other strategic opportunities, and to service our outstanding indebtedness, we may need to raise additional funds through public or private debt or equity financings, or we may need to expand our existing credit facilities to the extent we choose not to repatriate our overseas cash. Such additional financing may not be available on terms favorable to us, or at all, and any new equity financings or offerings would dilute our current stockholders’ ownership. Furthermore, lenders, in particular in light of the current challenges in the credit markets, may not agree to extend us new, additional or continuing credit. If adequate funds are not available, or are not available on acceptable terms, we may be forced to repatriate our foreign cash and incur a significant tax expense or we may not be able to take advantage of strategic opportunities, develop new products, respond to competitive pressures or repay our outstanding indebtedness. In any such case, our business, operating results or financial condition could be materially adversely affected.
Our effective tax rate may increase or fluctuate, which could increase our income tax expense and reduce our net income.
          Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:
•	Earnings being lower than anticipated in countries where we are taxed at lower rates as compared to the U.S. statutory tax rate;

•	Material differences between forecasted and actual tax rates as a result of a shift in the mix of pretax profits and losses by tax jurisdiction, our ability to use tax credits, or effective tax rates by tax jurisdiction different than our estimates;

•	Changing tax laws, accounting standards, such as occurred with the introduction of SFAS No. 123R and FIN No. 48, regulations, and interpretations in multiple tax jurisdictions in which we operate, as well as the requirements of certain tax rulings;

•	An increase in expenses not deductible for tax purposes, including certain stock-based compensation expense, write-offs of acquired in-process research and development, and impairment of goodwill;

•	The tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods;

•	Changes in the valuation of our deferred tax assets and liabilities;

•	Changes in tax laws or the interpretation of such tax laws;

•	Tax assessments or any related tax interest or penalties could significantly affect our income tax expense for the period in which the settlements take place; and

•	A change in our decision to indefinitely reinvest foreign earnings.
          We receive significant tax benefits from sales to our non-U.S. customers. These benefits are contingent upon existing tax regulations in the United States and in the countries in which our international operations are located. Future changes in domestic or international tax regulations could adversely affect our ability to continue to realize these tax benefits. Our international operations currently benefit from a tax ruling concluded in the Netherlands, which expires in 2010. If we are unable to renegotiate a similar tax ruling upon expiration of the current ruling, our effective tax rate could increase and our operating results could be adversely affected. Our effective tax rate could also be adversely affected by different and evolving interpretations of existing law or regulations, which in turn would negatively impact our operating and financial results as a whole.
          The price of our common stock could decline to the extent that our financial results are materially affected by an adverse change in our effective tax rate. We are currently undergoing federal income tax audits in the United States and several foreign tax jurisdictions. The rights to some of our intellectual property (“IP”) are owned by certain of our foreign subsidiaries, and payments are made between U.S. and foreign tax jurisdictions relating to the use of this IP in a qualified cost sharing arrangement. Recently, several other U.S. companies have had their foreign IP arrangements challenged as part of IRS examinations, which has resulted in material proposed assessments and/or pending litigation. Our management does not believe, based upon information currently known to us, that the final resolution of any of our audits will have a material adverse effect upon our consolidated financial position and our results of operations and cash flows. If the ultimate determination of our taxes owed in any of these tax jurisdictions is for an amount in excess of the tax provision we have recorded or reserved for, our operating results, cash flows, and financial condition could be adversely affected.
We may face increased risks and uncertainties related to our current or future acquisitions and investments in nonmarketable securities of private companies, and these investments may not achieve our objectives.
          As part of our strategy, we are continuously evaluating opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets, or enhance our technical capabilities. We may engage in future acquisitions that dilute our stockholders’ investments and cause us to use cash, incur debt, or assume contingent liabilities.
          Acquisitions of companies entail numerous risks, and we may not be able to successfully integrate acquired operations and products or to realize anticipated synergies, economies of scale, or other value. Integration risks and issues may include, but are not limited to, key personnel retention and assimilation, management distraction, technical development, and unexpected costs and liabilities, including goodwill impairment charges. In addition, we may be unable to recover strategic investments in development stage entities. Any such problems could have a material adverse effect on our business, financial condition, and results of operations.
          On occasion, we invest in nonmarketable securities of private companies. As of January 25, 2008, the carrying value of our investments in nonmarketable securities totaled $11.2 million. Investments in nonmarketable securities are inherently risky, and some of these companies are likely to fail. Their success (or lack thereof) is dependent on product development, market acceptance, operational efficiency, and other key business success factors. In addition, depending on these companies’ future prospects, they may not be able to raise additional funds when needed, or they may receive lower valuations, with less favorable investment terms than in previous financings, and our investments in them would likely become impaired.
If we fail to manage our expanding business effectively, our operating results could be materially and adversely affected.
          Our future operating results depend to a large extent on management’s ability to successfully manage expansion and growth, including but not limited to expanding international operations, forecasting revenues, addressing new markets, controlling expenses, implementing and enhancing infrastructure, investing in people, facilities and capital equipment, and managing our assets. An unexpected decline in the growth rate of revenues without a corresponding and timely reduction in expense growth or a failure to manage other aspects of growth could materially and adversely affect our operating results.
          In addition, continued expansion could strain our current management, financial, manufacturing, and other existing systems and may require us to improve those existing systems or implement new ones. If we experience any problems with the improvement or expansion of these systems, procedures, or controls, or if these systems, procedures, or controls are not designed, implemented, or improved in a cost-effective and timely manner, our operations may be materially and adversely affected. In addition, any failure to implement, improve, and expand such systems, procedures, and controls in a timely and efficient manner could harm our growth strategy and materially and adversely affect our financial condition and ability to achieve our business objectives.
As we continue to grow our business, we are likely to incur costs earlier than some of the anticipated benefits, which could harm our operating results. A significant percentage of our expenses are fixed, which could materially and adversely affect our net income.
          We are increasing our investment in engineering, sales, service support, and other functions to grow our business. We are likely to recognize the costs associated with these increased investments earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect, which could harm our business.
          Our expense levels are based in part on our expectations as to future sales, and a significant percentage of our expenses are fixed. As a result, if sales levels are below expectations or previously higher levels, net income will be disproportionately affected in a material and adverse manner.
We depend on the ability of our personnel, raw materials, equipment, and products to move reasonably unimpeded around the world. Our business could be materially and adversely affected as a result of a natural disaster, terrorist acts, or other catastrophic events.
          Any political, military, world health, or other issue that hinders this movement or restricts the import or export of materials could lead to significant business disruptions. Furthermore, any strike, economic failure, or other material disruption caused by fire, floods, hurricanes, power loss, power shortages, telecommunications failures, break-ins, and similar events could also adversely affect our ability to conduct business. If such disruptions result in cancellations of customer orders or contribute to a general decrease in economic activity or corporate spending on information technology, or directly impact our marketing, manufacturing, financial, and logistics functions, our results of operations and financial condition could be materially adversely affected. In addition, our headquarters are located in Northern

California, an area susceptible to earthquakes. If any significant disaster were to occur, our ability to operate our business could be impaired.
We depend on attracting and retaining qualified technical and sales personnel. If we are unable to attract and retain such personnel, our operating results could be materially and adversely impacted.
          Our continued success depends, in part, on our ability to identify, attract, motivate and retain qualified technical and sales personnel. Because our future success is dependent on our ability to continue to enhance and introduce new products, we are particularly dependent on our ability to identify, attract, motivate and retain qualified engineers with the requisite education, background, and industry experience. Competition for qualified engineers, particularly in Silicon Valley, can be intense. The loss of the services of a significant number of our engineers or salespeople could be disruptive to our development efforts or business relationships and could materially and adversely affect our operating results.
Undetected software errors, hardware errors, or failures found in new products may result in loss of or delay in market acceptance of our products, which could increase our costs and reduce our revenues. Product quality problems could lead to reduced revenue, gross margins, and net income.
          Our products may contain undetected software errors, hardware errors or failures when first introduced or as new versions are released. Despite testing by us and by current and potential customers, errors may not be found in new products until after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could materially and adversely affect our operating results.
          If we fail to remedy a product defect, we may experience a failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, inventory costs, or product reengineering expenses, any of which could have a material impact on our revenue, margins, and net income.
          In addition, we may be subject to losses that may result or are alleged to result from defects in our products, which could subject us to claims for damages, including consequential damages. Based on our historical experience, we believe that the risk of exposure to product liability claims is currently low. However, should we experience increased exposure to product liability claims, our business could be adversely impacted.
We are exposed to various risks related to legal proceedings or claims and protection of intellectual property rights, which could adversely affect our operating results.
          We are a party to lawsuits in the normal course of our business, including our ongoing litigation with Sun Microsystems. Litigation can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition.
          If we are unable to protect our intellectual property, we may be subject to increased competition that could materially and adversely affect our operating results. Our success depends significantly upon our proprietary technology. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions, and patents to protect our proprietary rights. We seek to protect our software, documentation, and other written materials under trade secret, copyright, and patent laws, which afford only limited protection. Some of our U.S. trademarks are registered internationally as well. We will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality agreements with our employees and with our resellers, strategic partners and customers. We currently have multiple U.S. and international patent applications pending and multiple U.S. patents issued. The pending applications may not be approved, and our existing and future patents may be challenged. If such challenges are brought, the patents may be invalidated. We cannot assure you that we will develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not materially and adversely affect our ability to do business. In addition, a failure to obtain and defend our trademark registrations may impede our marketing and branding efforts and competitive position.

          Litigation may be necessary to protect our proprietary technology. Any such litigation may be time consuming and costly. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products, or design around patents issued to us or other intellectual property rights of ours.
          We are subject to intellectual property infringement claims. We may, from time to time, receive claims that we are infringing third parties’ intellectual property rights. Third parties may in the future claim infringement by us with respect to current or future products, patents, trademarks, or other proprietary rights. We expect that companies in the network storage market will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims could be time consuming, result in costly litigation, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could materially and adversely affect our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.
Our business is subject to increasingly complex corporate governance, public disclosure, accounting, and tax requirements that have increased both our costs and the risk of noncompliance.
          Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state, and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC, and NASDAQ, have implemented requirements and regulations and continue developing additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities.
          We completed our evaluation of our internal controls over financial reporting for the fiscal year ended April 27, 2007 as required by Section 404 of the Sarbanes-Oxley Act of 2002. Although our assessment, testing, and evaluation resulted in our conclusion that as of April 27, 2007, our internal controls over financial reporting were effective, we cannot predict the outcome of our testing in future periods. If our internal controls are ineffective in future periods, our business and reputation could be harmed. We may incur additional expenses and commitment of management’s time in connection with further evaluations, either of which could materially increase our operating expenses and accordingly reduce our net income.
          Because new and modified laws, regulations, and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.
Our ability to forecast earnings is limited by the impact of new and existing accounting requirements such as SFAS No. 123R.
          The Financial Accounting Standards Board requires companies to recognize the fair value of stock options and other share-based payment compensation to employees as compensation expense in the statement of income. Option pricing models require the input of highly subjective assumptions, including the expected stock price volatility, expected life, and forfeiture rate. We have chosen to base our estimate of future volatility using the implied volatility of traded options to purchase our common stock as permitted by SAB No. 107. As of April 29, 2006, the contractual life of our stock options was shortened to seven years from ten years for options issued on or after this date, and to the extent that the shorter life changes employees’ exercise behavior, it may change the expected term of an option going forward. SFAS No. 123R requires us to use estimated forfeitures, and therefore the adoption of SFAS No. 123R could have a material impact on the timing of and, based on the accuracy of estimates of future actual forfeitures, the amount of stock-based compensation expense. Given the unpredictable nature of the “Black Scholes” variables and other management assumptions such as number of options to be granted, underlying strike price, and associated income tax impacts, it is very difficult to forecast stock-based compensation expense for any given quarter or year. Any changes in these highly subjective assumptions may significantly impact our ability to make accurate forecasts of future earnings and volatility of our stock price. If another party asserts that the fair value of our employee stock options is misstated, securities class action litigation could be brought against us, or the market price of our common stock could decline, or both could occur. As a result, we could incur significant losses, and our operating results may be adversely affected.